Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION ANNOUNCES

ELECTION OF J. ROBINSON WEST AS NEW DIRECTOR

Portland, Maine, March 12, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) announced that it has, effective March 10, 2010, elected J. Robinson West to fill a newly created vacancy on the Company’s Board of Directors, which has been increased in size from seven (7) to eight (8) directorships by amendment of the Company’s Bylaws. Mr. West will serve as a Class I director until the Company’s 2010 annual meeting of shareholders, when he is expected to be nominated for shareholder approval to serve a full three-year term on the Board.

Mr. West, age 63, is the Chairman, Founder and Chief Executive Officer of PFC Energy, Inc., a Washington, D.C. based consulting firm serving oil and gas companies and governments with 14 offices around the world. Before founding PFC Energy in 1984, Mr. West served in the Reagan Administration as Assistant Secretary of the Interior for Policy, Budget and Administration (1981-83), with responsibility for U.S. offshore oil policy. Between 1977 and 1980, he was a First Vice President of Blyth, Eastman, Dillon & Co., Inc., an investment banking firm and was also a member of the firm’s operating committee. Prior to that, he served in the Ford Administration as the Deputy Assistant Secretary of Defense for International Economic Affairs (1976-77) and on the White House Staff (1974-76). In 1976, he received the Secretary of Defense Medal for Outstanding Civilian Service. Mr. West is currently a member of the National Petroleum Council and the Council on Foreign Relations, as well as President of the Wyeth Endowment for American Art.

Mr. West currently serves as a director of two other public companies: Cheniere Energy, Inc., an operator of onshore LNG receiving terminals and natural gas pipelines based in Houston, TX, and Key Energy Services, Inc., a rig-based well service company also based in Houston, TX. Mr. West received his B.A. degree from the University of North Carolina at Chapel Hill and his J.D. from Temple University.

Walter McCann, Chairman of the Board of Directors of the Company, stated “We are delighted to have Robin West join our Board of Directors. Robin brings to the Company his extensive governmental and private sector experience and currently serves as a leading consultant to, and point of reference for, the oil and gas industry. He is a proven leader, and will undoubtedly contribute substantially to the Board’s deliberations and strategic planning as we execute our plans for growth in the future. With the addition of Robin to our Board, we have a very strong Board with complementary experience and skills.”

For further information, please contact:

William H. Hastings, President and CEO, (207) 619-8501

William E. Begley, Jr., Chief Financial Officer and Treasurer, (207) 619-8505

Forward- Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties and profitable integration of acquired businesses, including Nautilus Poplar LLC, into the Company’s operations. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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